Exhibhit (c)(4)

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Presentation to the Board of Directors of

FIRST SOUTHERN BANCSHARES, INC.

Regarding An Analysis of

ACME BANCSHARES

August 16, 2004

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Overview of the Assignment

First Southern Bancshares, Inc. (the “Company”) received an unsolicited offer to acquire the Company from Acme Bancshares (“Acme”) The Board of First Southern requested that Mercer Capital comment on the Acme offer and factors bearing on the value of Acme’s stock

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The Acme Offer

Common Stock $2.25 per share ($2,827,609 in total, based on 1,256,715 First Southern shares at August 13, 2004) No reference to First Southern’s stock options and warrants Payable in either 100% Acme stock or 66.6% stock / 33.3% cash One director from First Southern added to Acme’s board of directors (This would represent one of a new total of seven directors)

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The Acme Offer

Common Stock (continued)

Shares in Acme would be issued based upon its book value per share ($7.58 per share at 6/30/04). Thus, First Southern shareholders would receive 373,035 Acme shares (13.5% of pro forma shares outstanding) Offer contains a feature similar to a collar. If the market price exceeds book value by 25% or more, then our interpretation of the offer is that the exchange ratio would be based instead upon the market price. Based on recent price of $8.75 per share, Acme’s stock trades at 115% of book value

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The Acme Offer

Preferred Stock

Redeemed “in accordance with applicable agreements,” including dividend arrearages

Subordinated Capital Notes & Holding Company borrowings

Not addressed in offer

Presumably would be assumed by Acme, based on Acme’s capital position Where would the subordinated capital notes rank in relation to Acme’s trust preferred securities?

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Potential Investor Returns

- The following table indicates the potential returns achieved by an investor in First Southern (measured as the compound annual increase in shareholders' equity).
  - Analysis projects First Southern Bank's earnings (based on a range of assumptions regarding asset growth and ROA).
  - Any earnings not required to be retained at the bank level to support asset growth are upstreamed to the holding company to pay down debt.

Return on Assets	Asset Growth 4.00%	6.00%	8.00%
0.35%	2%	4%	7%
0.55%	14%	16%	17%
0.75%	20%	22%	23%
0.95%	24%	26%	27%

Based on our projections of the Bank's future assets and ROA, we projected the Bank's net income, which was used to project the holding company's future equity.

The values in the table represent the compound annual increase in total equity that would result over a 10 year holding period. The growth rates are calculated off beginning equity of $1.1 million (12/31/03 balance). Using the current equity of $450,000 would further increase the growth rates.

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Acme/First Southern Pro Forma

[ Map Indicating the Locations of First Southern’s Branches in relation to Acme’s Branches Omitted ]

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Acme/First Southern Pro Forma

Contribution

First Pro First

Acme Southern Forma Acme Southern

Total Assets $210,741 $95,164 $314,790 66.9% 30.2%

Total Loans $146,503 $70,392 $216,895 67.5% 32.5%

Total Deposits $154,693 $81,470 $236,163 65.5% 34.5%

Tangible Common Equity 1 $16,901 $450 $17,351 97.4% 2.6%

Net Interest Income 2 $5,235 $2,844 $8,079 64.8% 35.2%

Non-Interest Income (est. core) 2,489 725 3,214 77.4% 22.6%

Total Revenues $7,724 $3,569 $11,293 68.4% 31.6%

Non-Interest Expenses 6,404 4,123 10,527 60.8% 39.2%

Operating Income $1,320 ($554) $766 nm nm

NET INCOME $267 ($551) ($284) nm nm

Shares Outstanding 3 2,390,521 373,035 2,763,556 86.5% 13.5%

1 Estimated, assuming 100% stock transaction

2 Income data represent the trailing twelve months ended June 30, 2004

3 Assuming 100% stock transaction; excludes warrants, options, etc.

First Southern’s shares represent the shares issued in transaction at Acme’s BVPS of $7.58

Individual banks’ data may not sum to pro forma column due to consolidation adjustments

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Analysis of Acme’s Stock

Listed on the Nasdaq (ACME)

6 market makers: Hill Thompson Magid; Knight Equity Markets; Sandler O’Neill; Schwab Capital Markets; Sterne Agee; and Trident Securities No analyst coverage Institutional ownership limited at 11.45% of outstanding shares. Wellington Management Company is largest institutional shareholder, owning 10.57% of outstanding shares.

Insider ownership is 18.88%. Largest inside owner is the CEO (4.19%)

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Analysis of Acme’s Stock

Trading volume in Acme’s stock is very limited.

Average Weekly Volume as a %

Daily of Shares Outstanding

Volume Acme Peer Group

One Day 2,000 na

One Month 269 0.06%

Three Month 741 0.16%

Year-to-Date 1,416 0.30%

One Year 2,022 0.42% 0.40%

Three Years 1,417 0.30%

Only nominal volume in most recent three months As a result, significant fluctuations in Acme’s share price can occur.

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Analysis of Acme’s Stock

Year-to-date, Acme’s low and high prices were $7.30 per share (8/6/04) and $9.74 per share (5/21/04), respectively Volatility is indicated by the trading range in August 2004. Prices have fluctuated between $7.30 and $8.75 per share – a 20% range Most recent price is $8.75 per share (8/12/04)

115% of book value ($7.58 per share) 73x LTM EPS ($0.12 per share)

4.00% dividend yield (dividends of $0.35 per share)

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Year-to-Date Share Performance

Year-to-Date Stock Price Performance

Share Price 12/31/03 01/30/04 02/27/04 03/31/04 04/30/04 05/28/04 06/30/04 07/30/04 08/11/04

Acme Stock Price $8.74 $9.37 $9.27 $8.40 $8.33 $9.07 $8.01 $7.67 $8.75

Change in Stock Price (Year-to-Date) 0.11%

Change in Stock Price vs. Index

Relative Performance 01/30/04 02/27/04 03/31/04 04/30/04 05/28/04 06/30/04 07/30/04 08/11/04

Change in Acme Stock Price vs. 12/31/03 7.2% 6.1% -3.9% -4.7% 3.8% -8.4% -12.2% 0.1%

Change in Index vs. 12/31/03 1.8% 4.2% 5.1% 2.7% 2.4% 3.2% 3.2% 0.7%

Change in Acme Stock Price (Year-to-Date) 0.11%

Change in Bank Index (Year-to-Date) 0.66%

Index represents the SNL index of banks with assets less than $500 million

Graphs in original presentation omitted and replaced with tabular format in order to facilitate “Edgarizing” the document.

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1 Year Share Performance

Graphs in original presentation omitted and replaced with tabular format in order to facilitate “Edgarizing” the document.

One Year Stock Price Performance

Share Price 08/11/03 09/30/03 10/31/03 11/28/03 12/31/03

Acme Stock Price $7.62 $8.12 $8.16 $8.72 $8.74

01/30/04 02/27/04 03/31/04 04/30/04 05/28/04 06/30/04 07/30/04 08/11/04

Acme Stock Price $9.37 $9.27 $8.40 $8.33 $9.07 $8.01 $7.67 $8.75

Change in Stock Price (One Year) 14.83%

Change in Stock Price vs. Index

Relative Performance 09/30/03 10/31/03 11/28/03 12/31/03

Change in Acme Stock Price vs. 8/11/03 6.6% 7.1% 14.4% 14.7%

Change in Index vs. 8/11/03 6.0% 11.3% 14.7% 16.9%

01/30/04 02/27/04 03/31/04 04/30/04 05/28/04 06/30/04 07/30/04 08/11/04

Change in Acme Stock Price vs. 8/11/03 23.0% 21.7% 10.2% 9.3% 19.0% 5.1% 0.7% 14.8%

Change in Index vs. 8/11/03 19.0% 21.8% 22.8% 20.1% 19.6% 20.6% 20.6% 17.6%

Change in Acme Stock Price (One Year) 14.83%

Change in Bank Index (One Year) 17.64%

Index represents the SNL index of banks with assets less than $500 million

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3 Year Share Performance

Graphs in original presentation omitted and replaced with tabular format in order to facilitate "Edgarizing" the document.

Three Year Stock Price Performance

Share Price	08/10/01	09/28/01	10/31/01	11/30/01	12/31/01							
Acme Stock Price	$9.25	$6.75	$6.50	$7.20	$6.75							
	01/31/02	02/28/02	03/28/02	04/30/02	05/31/02	06/28/02	07/31/02	08/30/02	09/30/02	10/31/02	11/29/02	12/31/02
Acme Stock Price	$6.80	$6.85	$6.75	$7.37	$7.40	$7.33	$7.00	$7.00	$7.50	$6.01	$6.01	$7.90
	01/31/03	02/28/03	03/31/03	04/30/03	05/30/03	06/30/03	07/31/03	08/29/03	09/30/03	10/31/03	11/28/03	12/31/03
Acme Stock Price	$6.99	$6.12	$6.35	$6.94	$7.41	$7.43	$7.95	$7.74	$8.12	$8.16	$8.72	$8.74
	01/30/04	02/27/04	03/31/04	04/30/04	05/28/04	06/30/04	07/30/04	08/11/04				
Acme Stock Price	$9.37	$9.27	$8.40	$8.33	$9.07	$8.01	$7.67	$8.75				

Change in Stock Price (3 Year)	-5.41%

Change in Stock Price vs. Index

Relative Performance	08/10/01	09/28/01	10/31/01	11/30/01	12/31/01							
Change in Acme Stock Price vs. 8/10/01		-27.0%	-29.7%	-22.2%	-27.0%							
Change in Index vs. 8/10/01		-3.0%	-3.0%	-0.6%	1.8%							
	01/31/02	02/28/02	03/28/02	04/30/02	05/31/02	06/28/02	07/31/02	08/30/02	09/30/02	10/31/02	11/29/02	12/31/02
Change in Acme Stock Price vs. 8/10/01	-26.5%	-25.9%	-27.0%	-20.3%	-20.0%	-20.8%	-24.3%	-24.3%	-18.9%	-35.0%	-35.0%	-14.6%
Change in Index vs. 8/10/01	5.4%	6.3%	11.1%	17.1%	20.5%	19.3%	15.2%	18.3%	18.6%	20.3%	24.3%	27.8%
	01/31/03	02/28/03	03/31/03	04/30/03	05/30/03	06/30/03	07/31/03	08/29/03	09/30/03	10/31/03	11/28/03	12/31/03
Change in Acme Stock Price vs. 8/10/01	-24.4%	-33.8%	-31.4%	-25.0%	-19.9%	-19.7%	-14.1%	-16.3%	-12.2%	-11.8%	-5.7%	-5.5%
Change in Index vs. 8/10/01	32.4%	34.8%	36.0%	43.2%	47.7%	50.9%	57.1%	62.1%	66.6%	74.9%	80.1%	83.6%
	01/30/04	02/27/04	03/31/04	04/30/04	05/28/04	06/30/04	07/30/04	08/11/04				
Change in Acme Stock Price vs. 8/10/01	1.3%	0.2%	-9.2%	-9.9%	-1.9%	-13.4%	-17.1%	-5.4%				
Change in Index vs. 8/10/01	86.9%	91.3%	93.0%	88.6%	88.0%	89.4%	89.4%	84.8%				

Change in Acme Stock Price (3 Year)	-5.41%
Change in Bank Index (3 Year)	84.84%

Index represents the SNL Index of banks with assets less than $500 million

14

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Analysis of Acme’s Financial Data

Acme has struggled recently with poor earnings and returns.

$2.5 million of net charge-offs in 2002 and 2003 (combined) Margin pressure was significant in 2003, despite a significant shift in the asset mix towards higher yielding loans and a net growth in loans of approximately $30 million

Desire to maintain dividend has put pressure on capital ratios, leading to the recent $6 million trust preferred issuance (in essence, Acme has borrowed money to pay dividends)

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Acme Trends: Dividends & EPS

Dividends EPS

1993 $0.14

1994 $0.40 $0.33

1995 $0.20 $0.32

1996 $0.32 $0.39

1997 $0.24 $0.41

1998 $0.35 $0.68

1999 $0.35 $0.56

2000 $0.35 $0.61

2001 $0.38 $0.49

2002 $0.35 $0.09

2003 $0.35 $0.17

2004 (YTD) $0.21 $0.09

Graphs in original presentation omitted and replaced with tabular format in order to facilitate “Edgarizing” the document.

Since 1994:

Cumulative Dividends: $3.495 per share

Cumulative Earnings per Share: $4.140 per share

Cumulative Dividend Payout Ratio: 84.4%

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Analysis of Acme’s Financial Data

Balance Sheet.

Acme sold a sizable amount of residential mortgages in 2002, but significant loan growth in 2003 and 2004 has occurred – primarily in the construction and commercial real estate portfolios.

Capital ratios under pressure from weak earnings, asset growth, and high dividend payout. Regulatory capital ratios boosted by June 2004 trust preferred issuance.

Compound

Annual

Balance Sheet 6/30/2004 2003 2002 2001 2000 1999 Growth Rate

Total Assets $210,741 $194,211 $177,785 $182,227 $157,865 $171,247 4.7%

Total Loans 157,843 138,529 107,598 111,919 119,886 115,692 7.1%

Total Deposits 158,536 151,380 139,931 146,069 136,638 151,753 1.0%

Total Equity 18,093 18,552 18,808 18,466 20,160 18,980 -1.1%

Loans / Assets 74.9% 71.3% 60.5% 61.4% 75.9% 67.6%

Equity / Assets 8.6% 9.6% 10.6% 10.1% 12.8% 11.1%

Total Capital / Risk Wtd. Assets 13.8% 12.5% 14.8% 14.2% 19.4% 18.4%

Data per FR Y-9C filings (1999-2003) & Form 10-Q (6/30/04)

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Equity Reconciliation

The follow table represents a roll-forward of Acme’s equity.

Sales of common stock represent stock options and DRIP

Earnings since 1999 ($5.0 MM) used to pay dividends ($4.8 MM) and repurchase stock ($2.3 MM)

YTD FY FY FY FY FY

Jun-04 2003 2002 2001 2000 1999

Beginning Equity Capital 18,552 18,808 18,466 20,160 18,980 18,203

Net Income 226 403 201 1,190 1,550 1,403

Net Sale or Purchase of Stock

- Common Stock 90 262 107 130 172 268

- Treasury Stock Transactions, net 0 0 0 (2,336) 0 0

Cash Dividends, Common Stock (501) (824) (814) (934) (882) (870)

Prior Period Adjustments 0 0 0 0 0 0

Other Comprehensive Income (324) (205) 701 66 156 (206)

Debit to ESOP (8) 0 120 0 184 150

Other Adjustments 58 108 27 190 0 32

Ending Equity Capital $18,093 $18,552 $18,808 $18,466 $20,160 $18,980

Earnings per Share $0.09 $0.17 $0.09 $0.49 $0.61 $0.56

Dividends per Share $0.21 $0.35 $0.35 $0.38 $0.35 $0.35

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Analysis of Acme’s Financial Data

Income Statement.

Acme’s net interest margin compressed significantly in 2003, partially due to the loan portfolio sale in 2002.

Return on equity has been about 2% in 2002-04.

Compound

Annual

Income Statement 2004 2003 2002 2001 2000 1999 Grow th Rate

Total Revenues 1 $7,724 $7,233 $6,926 $7,920 $7,775 $7,931 -0.6%

Operating Income 1, 3 1,320 1,243 2,064 1,860 2,633 2,347 -12.0%

Net Income 1 267 403 201 1,190 1,550 1,403 nm

Net Interest Margin 2 3.07% 3.03% 3.77% 3.66% 4.63% 3.96%

Non-Interest Expenses / Assets 2 3.18% 3.11% 3.05% 3.23% 3.19% 3.17%

Efficiency Ratio 2 82.4% 82.1% 73.9% 76.1% 66.8% 67.8%

Return on Assets 2 0.22% 0.22% 0.11% 0.64% 0.93% 0.77%

Return on Equity 2 2.41% 2.18% 1.14% 6.02% 7.96% 7.58%

Dividend Payout Ratio 2 297% 204% 405% 78% 57% 62%

1 Represents trailing twelve months ended June 30, 2004

2 Represents quarter ended March 31, 2004

3 Operating income equals net interest income + non-interest income - non-interest expenses (excludes loan loss provision and securities gains)

Data per FR Y-9C filings (1999-2003 and 1Q 04) & Form 10-Q (6/30/04)

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Acme's Adjusted Net Income

Acme has had a number of income and expense items since 1999 that could be considered "non-recurring" in nature.

The analysis at right attempts to eliminate these non-recurring items and focus on Acme's "core" earning power.

Note that, even eliminating all of the 2004 OREO expenses, Acme only achieves a 5.5% ROE. Further, future quarters will include the full effect of the recent trust preferred offering.

2004 income data is not annualized.

DERIVATION OF ONGOING EARNING POWER

Adjusted Income Statement	Year-to-Date 2004	Fiscal Years Ended December 31 2003	2002	2001	2000	1999
Average Assets	$202,476,000	$186,332,000	$181,496,000	$185,474,000	$167,356,000	$181,845,000
Average Equity	18,322,500	18,459,000	17,574,000	19,777,000	19,482,000	18,507,000
Average Total Loans	148,186,000	124,900,000	110,372,000	116,178,000	116,259,000	113,266,000
Reported Net Income	**$226,000**	**$403,000**	**$201,000**	**$1,190,000**	**$1,550,000**	**$1,403,000**
Adjustments:						
(1) Eliminate (Gains)/Losses on Sale of Securities	(7,000)	(299,000)	(8,000)	(40,000)	6,000	(3,000)
(2) Eliminate Gain on Sale of Loans	0	0	(482,000)	0	0	0
(3) Eliminate Gains/Losses on Sale of OREO	0	69,000	68,000	2,000	0	(27,000)
(4) Eliminate Gain on Sale of Fixed Assets	0	0	(91,000)	0	0	0
(5) Eliminate Non-Recurring Pension Expense	0	0	238,000	0	0	0
(6) Eliminate Merger Expenses	0	0	185,000	0	0	0
(7) Eliminate OREO Related Expenses	465,000	0	0	0	0	0
(8) Income Tax Adjustment @ 38.0%	(174,000)	87,000	34,000	14,000	(2,000)	11,000
ADJUSTED NET INCOME	**$510,000**	**$260,000**	**$145,000**	**$1,166,000**	**$1,554,000**	**$1,384,000**
Period-to-Period Change (reported earnings)	*na*	*100.5%*	*-83.1%*	*-23.2%*	*10.5%*	*nm*
Period-to-Period Change (adjusted earnings)	***na***	***79.3%***	***-87.6%***	***-25.0%***	***12.3%***	***nm***
Analysis of Adjusted Returns						
Reported Return on Average Assets	0.22%	0.22%	0.11%	0.64%	0.93%	0.77%
Adjusted Return on Average Assets	**0.50%**	**0.14%**	**0.08%**	**0.63%**	**0.93%**	**0.76%**
Reported Return on Average Equity	2.47%	2.18%	1.14%	6.02%	7.96%	7.58%
Adjusted Return on Average Equity	**5.57%**	**1.41%**	**0.83%**	**5.90%**	**7.98%**	**7.48%**
Dividend Payments	$500,000	$824,000	$814,000	$934,000	$882,000	$870,000
Adjusted Payout Ratio	98.0%	316.9%	561.4%	80.1%	56.8%	62.9%
Internal Growth Rate (1 - Payout) x ROE	**0.1%**	**-3.1%**	**-3.8%**	**1.2%**	**3.4%**	**2.8%**

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Analysis of Acme’s Financial Data

Asset Quality.

Acme experienced significant charge-offs in its loan portfolio in 2002-03. $3.2 million of real estate transferred from OREO to “other assets” in 1Q04, which accounted for the improvement in non-performing assets.

Asset Quality 2004 2003 2002 2001 2000 1999

Net Charge -Offs 1 $194 $803 $1,671 $288 $209 $157

Net Charge -Offs / Average Loans na 0.64% 1.51% 0.25% 0.18% 0.14%

Loan Loss Provision / Net Charge -Offs 221.1% 142.09% 117.06% 33.68% 64.59% 72.61%

Non -Performing Assets 2 $1,843 $4,662 $2,924 $3,647 $4,576 $2,849

Non -Performing Assets / Loans + OREO 1.16% 3.27% 2.67% 3.22% 3.76% 2.45%

Allowance for Loan Losses 2 $1,632 $1,397 $1,059 $775 $965 $1,013

Allowance for Loan Losses / Loans 1.03% 1.03% 1.01% 0.98% 0.69% 0.80%

Allowance / Non-Performing Loans 1133.3% 138.8% 309.8% 98.0% 34.3% 36.2%

1 Represents six months ended June 30 , 2004 (not annualized )

2 Represents balance at June 30 , 2004

Data per FR Y -9C filings (1999 -2003 ) & Form 10-Q (6/30/04 )